Exhibit 99.1

CyberOptics Reports Strong First Quarter Operating Results

3D MRS-Based Sensors and Inspection Systems and Semiconductor Sensors Post Strong Growth

Minneapolis, MN—April 28, 2022—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $24.2 million for the first quarter of 2022 ended March 31, an increase of 37% from $17.7 million in the first quarter of 2021. Net income for the first quarter of 2022 was $3.6 million or $0.47 per diluted share, an increase of 149% from earnings of $1.4 million or $0.19 per diluted share in the year-earlier quarter.

Dr. Subodh Kulkarni, president and chief executive officer, commented, “Each of our product groups—3D and 2D sensors, semiconductor products and inspection/metrology systems—posted strong, double-digit sales growth in the first quarter of 2022. The competitive advantages of our portfolio of 3D Multi-Reflection Suppression® (MRS®) sensors and inspection systems and WaferSense® semiconductor sensors make us confident about CyberOptics’ second quarter and full-year prospects.”

Kulkarni added, “We are continuing to advance our line-up of WaferSense products and MRS-based sensors and inspection systems to continue to enable our customers to recognize significant improvements in yields, processes and productivity, particularly for their advanced applications. Additionally, we are investing in new sensor technologies to position CyberOptics for long-term growth in our targeted semiconductor and advanced SMT capital equipment markets.”

Sales of 3D and 2D sensors increased 27% year-over-year to $8.1 million in the first quarter of 2022. Within this category, sales of 3D MRS sensors rose 15% year-over-year to $4.9 million in this year’s first quarter. Semiconductor inspection and metrology applications are continuing to generate strong demand for our 3D MRS-based sensors. Sales of 3D and 2D sensors are forecasted to post solid growth on a year-over-year basis in the second quarter of 2022.

Sales of semiconductor sensors, principally our WaferSense line of sensors, increased 34% year-over-year to $6.8 million in the first quarter of 2022. Strong demand for semiconductor capital equipment is driving the sales growth of these yield and process improvement sensors. Sales of semiconductor sensors are again forecasted to post strong double-digit growth on a year-over-year basis in the second quarter of 2022.

Sales of inspection and metrology systems rose 49% year-over-year in the first quarter of 2022 to $9.4 million. First quarter sales of SQ3000™ Multi-Function inspection systems increased 45% year-over-year to $5.9 million as this product continues to gain traction among existing and new customers. Total SQ3000 sales related to mini-LED applications came to $619,000 in this year’s first quarter. New orders for mini-LED related inspection and metrology are expected in 2022.

First quarter system sales also benefited from customer acceptances of $1.0 million for 3D MX3000™ Final Vision Inspection systems and sensor kits for memory modules. New orders totaling $3.5 million for 3D MX3000 systems were received during the first quarter, which brought our quarter-ending MX backlog to $5.9 million. Orders in the current backlog are scheduled to be recognized as revenue over the balance of 2022. Reflecting normal sales fluctuations of capital equipment, sales of inspection and metrology systems are forecasted to be relatively flat on a year-over-year basis in the second quarter of 2022.

CyberOptics’ backlog at March 31, 2022 totaled a record $47.4 million, up from $47.3 million at the end of the fourth quarter of 2021 and $32.4 million at March 31, 2021. The company is forecasting sales of $25.0 to $28.0 million for the second quarter of 2022 ending June 30, compared to $25.2 million reported in the second quarter of 2021.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 and SQ3000+ Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our inspection and metrology systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 and SQ3000+ Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of lower gross margin MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Vice President of Global Marketing

952-820-5837

First Quarter 2022 Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 9:00 A.M. Eastern today. Investors can access the live call by dialing toll-free 800-289-0720 prior to the start of the call and providing the conference ID: 1829279. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 1829279. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2022	2021
Revenue	$24,246	$17,732
Cost of revenue	12,652	9,353
Gross margin	11,594	8,379
Research and development expenses	2,929	2,761
Selling, general and administrative expenses	4,701	3,888
Income from operations	3,964	1,730
Interest income and other	85	22
Income before income taxes	4,049	1,752
Provision for income taxes	458	311
Net income	$3,591	$1,441
Net income per share - Basic	$0.49	$0.20
Net income per share - Diluted	$0.47	$0.19
Weighted average shares outstanding - Basic	7,393	7,293
Weighted average shares outstanding - Diluted	7,581	7,463

Condensed Consolidated Balance Sheets
	March 31, 2022	Dec. 31, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$10,226	$13,684
Marketable securities	9,079	7,327
Accounts receivable, net	22,271	19,821
Inventories	30,048	27,602
Other current assets	2,076	1,672
Total current assets	73,700	70,106

Marketable securities	18,918	17,281
Intangibles and goodwill, net	1,717	1,741
Equipment and leasehold improvements, net	3,269	3,174
Right-of-use assets (operating leases)	1,916	2,052
Deferred tax assets	3,746	3,668
Total assets	$103,266	$98,022

Liabilities and Stockholders’ Equity
Accounts payable	$12,346	$10,275
Accrued expenses	4,689	5,017
Current operating lease liabilities	878	864
Total current liabilities	17,913	16,156

Other liabilities	401	391
Long-term operating lease liabilities	2,152	2,369
Total liabilities	20,466	18,916

Total stockholders’ equity	82,800	79,106
Total liabilities and stockholders’ equity	$103,266	$98,022